August 2, 2023

VIA E-MAIL

B2Gold Corp.
Park Place
Suite 3400, 666 Burrard Street
Vancouver, British Columbia V6C 2X8

Dear Sirs and Mesdames:

B2Gold Corp. - Registration Statement on Form S-8

We are Canadian counsel to B2Gold Corp. (the "Company").  We are writing in reference to the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the "Registration Statement") on Form S-8 under the United States Securities Act of 1933 (the "Act").  We understand that the purpose of the Registration Statement is to register the offer and sale of up to 5,000,000 common shares of the Company (the "Plan Shares") pursuant to the redemption of restricted share units ("RSUs") governed by the Company's Restricted Share Unit Plan (Amended) (the "RSU Plan"), the RSU Plan having been approved by the board of directors of the Company (the "Board"), effective May 12, 2023, and by the shareholders of the Company (the "Shareholders") on June 23, 2023.

For the purposes of this opinion we have examined:

(a) a certificate of an officer of the Company dated August 2, 2023, as to, among other things: (i) the approval of the RSU Plan, including the issuance of the Plan Shares pursuant to the provisions of the RSU Plan, by the Board and attaching a copy of the resolutions of the Board relating to such approval; and (ii) the approval of the RSU Plan by the Shareholders and attaching a copy of the resolutions of the Shareholders relating to such approval, and, in each case, we assume that such resolutions remain in full force and effect; and

(b) a copy of the RSU Plan.

We have also examined and relied upon the corporate records of the Company maintained by us and have considered such matters of law as we believe necessary and relevant to enable us to give, and as the basis for, this opinion.  We have, without making any independent investigation, assumed the completeness of such corporate records, the conformity to originals of telecopied, certified and photographically reproduced documents that we have examined and the proper authority of all signatories, other than those on behalf of the Company, and the authenticity of all signatures on documents that have been examined by us.

Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.  The opinions hereinafter expressed are based on such laws in effect on the date hereof.

As to various questions of fact relevant to the opinions expressed herein, including with regards to the current issued and outstanding common shares, RSUs and other securities of the Company, we have relied upon, and assume the accuracy of the representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein.  We also have assumed that any future RSU grants and changes to the terms and conditions of the RSU Plan will be duly authorized by the Company in accordance with all applicable laws and that any Plan Shares issued on the redemption of RSUs will be redeemed in accordance with the terms of the RSU Plan and the terms of the applicable RSU grant.

Based upon and subject to the foregoing, we are of the opinion that the Plan Shares reserved by the Company for issuance pursuant to the RSU Plan will, upon the grant of RSUs in accordance with the terms of the RSU Plan and all applicable laws, the due and valid vesting and redemption of each such RSU in accordance the terms of the applicable RSU grant and the terms of the RSU Plan and the issuance of such Plan Shares in accordance with the terms governing such RSUs and the RSU Plan, be validly issued as fully paid and non-assessable common shares of the Company.

Consent is hereby given to the use of our name in the Registration Statement, and to the filing, as an exhibit to the Registration Statement, of this opinion.  In giving such consent, we do not hereby admit that we are (a) in the category of persons whose consent is required under Section 7 of the Act or (b) experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" under the Act.

Yours very truly,

/s/ Lawson Lundell